Exhibit 99.1

Contact: Jeff Harkins
Investor Relations 940-297-3877 jharkins@sallybeauty.com

Sally Beauty Holdings Reports Second Quarter Fiscal 2024 Results

➣
Generated Q2 Cash Flow from Operations of $37 Million
➣
Executed $20 Million in Share Repurchases
➣
Completed the Refinancing of the $680 Million Senior Unsecured Note Due 2025
➣
Updates Fiscal 2024 Guidance

DENTON, Texas, May 9, 2024 – Sally Beauty Holdings, Inc. (NYSE: SBH) (“the Company”), the leader in professional hair color, today announced financial results for its second quarter ended March 31, 2024. The Company will hold a conference call today at 7:30 a.m. Central Time to discuss these results and its business.

Fiscal 2024 Second Quarter Summary

•
Consolidated net sales of $908 million, a decrease of 1.1% compared to the prior year;
•
Consolidated comparable sales decline of 1.5%;
•
Global e-commerce sales of $90 million, representing 9.9% of net sales;
•
GAAP gross margin 51.0%;
•
GAAP operating earnings of $60 million and GAAP operating margin of 6.6%; Adjusted Operating Earnings of $69 million and Adjusted Operating Margin of 7.6%;
•
GAAP diluted net earnings per share of $0.27 and Adjusted Diluted Net Earnings Per Share of $0.35; and
•
Cash flow from operations of $37 million and Operating Free Cash Flow of $23 million.

“Our second quarter performance reflects the benefits of expanded distribution, product innovation and the strengthening of salon demand trends in our Beauty Systems Group segment, offset by moderating traffic and customer purchasing patterns in our Sally Beauty segment resulting from the inflationary environment,” said Denise Paulonis, president and chief executive officer. “Amidst these cross-currents, our teams continued to advance our strategic initiatives and deliver engaging experiences for our customers as we focus on driving long-term growth and profitability.”

Paulonis added, “We further optimized our balance sheet by refinancing our $680 million senior unsecured note due 2025, which extended the maturity to 2032. We also generated solid cash flow from operations of $37 million in the quarter, allowing us to return value to shareholders through our share repurchase program.”

Fiscal 2024 Second Quarter Operating Results

Second quarter consolidated net sales were $908.4 million, a decrease of 1.1% compared to the prior year. Foreign currency translation had a favorable impact of 50 basis points on consolidated net sales for the quarter. At constant currency, global e-commerce sales were $90 million or 9.9% of consolidated net sales for the quarter.

Consolidated comparable sales declined 1.5%, primarily reflecting soft traffic and consumer purchasing trends at Sally Beauty driven by the inflationary environment, partially offset by expanded distribution, product innovation and improving salon demand trends at Beauty Systems Group.

Consolidated gross profit for the second quarter was $463.1 million compared to $468.3 million in the prior year, a decrease of 1.1%. Consolidated GAAP gross margin was 51.0%, which was flat to the prior year of 51.0%. Excluding the prior year’s true-up of the non-cash inventory write-down as part of the Company’s previously announced distribution center consolidation and store optimization plan, Adjusted Gross Margin was 51.0%, an increase of 30 basis points compared to 50.7% in the prior year. The increase was driven primarily by lower distribution and freight costs from supply chain efficiencies, partially offset by an unfavorable sales mix shift between Sally Beauty (higher margin) and Beauty Systems Group (lower margin).

Selling, general and administrative (SG&A) expenses totaled $403.4 million, an increase of $13.8 million compared to the prior year. Adjusted Selling, General and Administrative Expenses, excluding costs related to the Company’s fuel for growth initiative and other expenses, totaled $394.5 million, an increase of $4.8 million compared to the prior year. The increase was driven primarily by higher labor costs and rent expense, partially offset by lower accrued bonus expense. As a percentage of sales, Adjusted SG&A expenses were 43.4% compared to 42.4% in the prior year.

GAAP operating earnings and operating margin in the second quarter were $59.6 million and 6.6%, compared to $71.4 million and 7.8%, in the prior year. Adjusted Operating Earnings and Operating Margin, excluding the costs related to the Company’s fuel for growth initiative, restructuring efforts, and other expenses, were $68.6 million and 7.6%, compared to $76.3 million and 8.3%, in the prior year.

GAAP net earnings in the second quarter were $29.2 million, or $0.27 per diluted share, compared to GAAP net earnings of $40.9 million, or $0.37 per diluted share in the prior year. Adjusted Net Earnings, excluding the costs related to the Company’s fuel for growth initiative, loss on debt extinguishment, restructuring efforts, and other expenses, were $37.8 million, or $0.35 per diluted share, compared to Adjusted Net Earnings of $44.6 million, or $0.41 per diluted share in the prior year. Adjusted EBITDA in the second quarter was $99.5 million, a decrease of 5.4% compared to the prior year, and Adjusted EBITDA Margin was 11.0%, a decrease of 50 basis points compared to the prior year.

Balance Sheet and Cash Flow

As of March 31, 2024, the Company had cash and cash equivalents of $97 million and a $62 million balance outstanding under its asset-based revolving line of credit. At the end of the quarter, inventory was $1.04 billion, up 1.6% versus a year ago. The Company ended the quarter with a net debt leverage ratio of 2.2x.

During the second quarter, the Company issued a new $600 million 8-year senior unsecured note due 2032. The net proceeds from the transaction, in combination with existing cash and a modest draw under the Company’s asset-based revolving line of credit, were used to refinance the Company’s $680 million 5.625% senior unsecured note due 2025. The new senior unsecured note was issued with a coupon rate of 6.75%.

Second quarter cash flow from operations was $36.9 million. Capital expenditures in the quarter totaled $14.1 million. During the quarter, the Company repurchased 1.5 million shares under its share repurchase program at an aggregate cost of $20 million.

Fiscal 2024 Second Quarter Segment Results

Sally Beauty Supply

•
Segment net sales were $513.2 million in the quarter, a decrease of 3.2% compared to the prior year. The segment had a favorable impact of 90 basis points from foreign currency translation on reported sales. At constant currency, segment e-commerce sales were $34 million or 6.6% of segment net sales for the quarter.
•
Segment comparable sales decreased 4.0% in the second quarter, primarily reflecting soft traffic and customer purchasing trends driven by the inflationary environment.
•
At the end of the quarter, segment store count was 3,134 compared to 3,143 in the prior year.
•
GAAP gross margin increased by 10 basis points to 59.9% compared to the prior year. The increase was driven primarily by lower distribution and freight costs from supply chain efficiencies, partially offset by the prior year’s true-up of the non-cash inventory write-down as part of the Company’s previously announced distribution center consolidation and store optimization plan.
•
GAAP operating earnings were $76.8 million compared to $92.1 million in the prior year. GAAP operating margin decreased to 15.0% compared to 17.4% in the prior year.

Beauty Systems Group

•
Segment net sales were $395.1 million in the quarter, an increase of 1.7% compared to the prior year. At constant currency, segment e-commerce sales were $56 million or 14.1% of segment net sales for the quarter.
•
Segment comparable sales increased 2.0% in the second quarter, primarily reflecting expanded distribution, product innovation and improving salon demand trends.
•
At the end of the quarter, net store count was 1,334 compared to 1,341 in the prior year.
•
GAAP gross margin increased 50 basis points to 39.4% in the quarter compared to the prior year. The increase was driven primarily by lower distribution and freight costs from supply chain efficiencies, partially offset by lower product margin due to a higher take rate on promotions and brand mix.

•
GAAP operating earnings were $43.0 million in the quarter compared to $37.3 million in the prior year. GAAP operating margin in the quarter was 10.9% compared to 9.6% in the prior year.
•
At the end of the quarter, there were 654 distributor sales consultants compared to 675 in the prior year.

Fiscal Year 2024 Guidance

The Company is updating its full year guidance by adjusting its full year operating margin outlook to reflect the Company’s second quarter results, as follows:

•
The Company continues to expect net sales and comparable sales to be approximately flat compared to the prior year;
•
Gross Margin is now expected to be in the range of 50.5% to 51.0%;
•
Adjusted Operating Margin is now expected to be approximately 8.5%;
•
Operating Cash Flow is now expected to be approximately $240 million; and
•
Capital expenditures are expected to be approximately $100 million.

* The Company does not provide a reconciliation for forward-looking non-GAAP financial measures where it is unable to provide a meaningful or accurate calculation or estimation of reconciling items and the information is not available without unreasonable effort. This is due to the inherent difficulty of forecasting the occurrence and the financial impact of various items that have not yet occurred, are out of the Company’s control or cannot be reasonably predicted. For the same reasons, the Company is unable to address the probable significance of the unavailable information. Forward-looking non-GAAP financial measures provided without the most directly comparable GAAP financial measures may vary materially from the corresponding GAAP financial measures.

Conference Call and Where You Can Find Additional Information

The Company will hold a conference call and audio webcast today to discuss its financial results and its business at approximately 7:30 a.m. Central Time today, May 9, 2024. During the conference call, the Company may discuss and answer one or more questions concerning business and financial matters and trends affecting the Company. The Company’s responses to these questions, as well as other matters discussed during the conference call, may contain or constitute material information that has not been previously disclosed. Simultaneous to the conference call, an audio webcast of the call will be available via a link on the Company’s website, sallybeautyholdings.com/investor-relations. The conference call can be accessed by dialing (877) 336-4440 (International: (409) 207-6984) and referencing the access code 2198500#. The teleconference will be held in a “listen-only” mode for all participants other than the Company’s current sell-side and buy-side investment professionals. A replay of the earnings conference call will be available starting at 11:30 a.m. Central Time, May 9, 2024, through May 23, 2024, by dialing (866) 207-1041 (International: (402) 970-0847) and referencing access code 3810288#. Also, a website replay will be available on sallybeautyholdings.com/investor-relations.

About Sally Beauty Holdings, Inc.

Sally Beauty Holdings, Inc. (NYSE: SBH), as the leader in professional hair color, sells and distributes professional beauty supplies globally through its Sally Beauty Supply and Beauty Systems Group businesses. Sally Beauty Supply stores offer up to 7,000 products for hair color, hair care, nails, and skin care through proprietary brands such as Ion®, Bondbar®, Strawberry Leopard®, Generic Value Products®, Inspired by Nature® and Silk Elements® as well as professional lines such as Wella®, Clairol®, OPI®, L’Oreal®, Wahl® and Babyliss Pro®. Beauty Systems Group

stores, branded as CosmoProf® or Armstrong McCall® stores, along with its outside sales consultants, sell up to 8,000 professionally branded products including Paul Mitchell®, Wella®, Matrix®, Schwarzkopf®, Kenra®, Goldwell®, Joico®, Amika® and Moroccannoil®, intended for use in salons and for resale by salons to retail consumers. For more information about Sally Beauty Holdings, Inc., please visit https://www.sallybeautyholdings.com/.

Cautionary Notice Regarding Forward-Looking Statements

Statements in this news release and the schedules hereto which are not purely historical facts or which depend upon future events may be forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Forward-looking statements, as that term is defined in the Private Securities Litigation Reform Act of 1995, can be identified by the use of forward-looking terminology such as “believes,” “projects,” “expects,” “can,” “may,” “estimates,” “should,” “plans,” “targets,” “intends,” “could,” “will,” “would,” “anticipates,” “potential,” “confident,” “optimistic,” or the negative thereof, or other variations thereon, or comparable terminology, or by discussions of strategy, objectives, estimates, guidance, expectations and future plans. Forward-looking statements can also be identified by the fact that these statements do not relate strictly to historical or current matters.

Readers are cautioned not to place undue reliance on forward-looking statements as such statements speak only as of the date they were made. Any forward-looking statements involve risks and uncertainties that could cause actual events or results to differ materially from the events or results described in the forward-looking statements, including, those described in our filings with the Securities and Exchange Commission, including our Annual Report on Form 10-K for the year ended September 30, 2023. Consequently, all forward-looking statements in this release are qualified by the factors, risks and uncertainties contained therein. We assume no obligation to publicly update or revise any forward-looking statements.

Use of Non-GAAP Financial Measures

This news release and the schedules hereto include the following financial measures that have not been calculated in accordance with accounting principles generally accepted in the United States, or GAAP, and are therefore referred to as non-GAAP financial measures: (1) Adjusted Gross Margin; (2) Adjusted Selling, General and Administrative Expenses; (3) Adjusted EBITDA and EBITDA Margin; (4) Adjusted Operating Earnings and Operating Margin; (5) Adjusted Net Earnings; (6) Adjusted Diluted Net Earnings Per Share; and (7) Operating Free Cash Flow. We have provided definitions below for these non-GAAP financial measures and have provided tables in the schedules hereto to reconcile these non-GAAP financial measures to the comparable GAAP financial measures.

Adjusted Gross Margin – We define the measure Adjusted Gross Margin as GAAP gross margin excluding the true-up of the inventory write-down related to the Company’s distribution center consolidation and store optimization plan for the relevant time periods as indicated in the accompanying non-GAAP reconciliations to the comparable GAAP financial measures.

Adjusted Selling, General and Administrative Expenses – We define the measure Adjusted Selling, General and Administrative Expenses as GAAP selling, general and administrative expenses excluding costs related to the Company’s fuel for growth initiative and other expenses for the relevant time periods as indicated in the accompanying non-GAAP reconciliations to the comparable GAAP financial measures.

Adjusted EBITDA and EBITDA Margin – We define the measure Adjusted EBITDA as GAAP net earnings before depreciation and amortization, interest expense, income taxes, share-based compensation, costs related to the Company’s restructuring plans, costs related to the Company’s fuel for growth initiative and other expenses for the relevant time periods as indicated in the accompanying non-GAAP reconciliations to the comparable GAAP financial measures. Adjusted EBITDA Margin is Adjusted EBITDA as a percentage of net sales.

Adjusted Operating Earnings and Operating Margin – Adjusted operating earnings are GAAP operating earnings that exclude costs related to the Company’s restructuring plans, costs related to the Company’s fuel for growth initiative and other expenses for the relevant time periods as indicated in the accompanying non-GAAP reconciliations to the comparable GAAP financial measures. Adjusted Operating Margin is Adjusted Operating Earnings as a percentage of net sales.

Adjusted Net Earnings – Adjusted net earnings is GAAP net earnings that exclude tax-effected costs related to the Company’s restructuring plans, tax-effected expenses related to the Company’s fuel for growth initiative and other costs, and tax-effected expenses related to loss on debt extinguishment for the relevant time periods as indicated in the accompanying non-GAAP reconciliations to the comparable GAAP financial measures.

Adjusted Diluted Net Earnings Per Share – Adjusted diluted net earnings per share is GAAP diluted earnings per share that exclude tax-effected costs related to the Company’s restructuring plans, tax-effected expenses related to the Company’s fuel for growth initiative and other costs, and tax-effected expenses related to loss on debt extinguishment for the relevant time periods as indicated in the accompanying non-GAAP reconciliations to the comparable GAAP financial measures.

Operating Free Cash Flow – We define the measure Operating Free Cash Flow as GAAP net cash provided by operating activities less payments for capital expenditures (net). We believe Operating Free Cash Flow is an important liquidity measure that provides useful information to investors about the amount of cash generated from operations after taking into account payments for capital expenditures (net).

We believe that these non-GAAP financial measures provide valuable information regarding our earnings and business trends by excluding specific items that we believe are not indicative of the ongoing operating results of our businesses; providing a useful way for investors to make a comparison of our performance over time and against other companies in our industry.

We have provided these non-GAAP financial measures as supplemental information to our GAAP financial measures and believe these non-GAAP measures provide investors with additional meaningful financial information regarding our operating performance and cash flows. Our management and Board of Directors also use these non-GAAP measures as supplemental measures to evaluate our businesses and the performance of management, including the determination of performance-based compensation, to make operating and strategic decisions, and to allocate financial resources. We believe that these non-GAAP measures also provide meaningful information for investors and securities analysts to evaluate our historical and prospective financial performance. These non-GAAP measures should not be considered a substitute for or superior to GAAP results. Furthermore, the non-GAAP measures presented by us may not be comparable to similarly titled measures of other companies.

Supplemental Schedules

Segment Information	1
Non-GAAP Financial Measures Reconciliations	2-3
Non-GAAP Financial Measures Reconciliations; Adjusted EBITDA and Operating Free Cash Flow	4
Store Count and Comparable Sales	5

SALLY BEAUTY HOLDINGS, INC. AND SUBSIDIARIES

Condensed Consolidated Statements of Earnings

(In thousands, except per share data)

(Unaudited)

	Three Months Ended March 31,			Six Months Ended March 31,
	2024	2023	Percentage Change	2024	2023	Percentage Change
Net sales	$908,361	$918,712	(1.1)%	$1,839,663	$1,875,767	(1.9)%
Cost of products sold	445,289	450,373	(1.1)%	909,415	918,854	(1.0)%
Gross profit	463,072	468,339	(1.1)%	930,248	956,913	(2.8)%
Selling, general and administrative expenses	403,435	389,657	3.5%	801,573	781,237	2.6%
Restructuring	63	7,274	(99.1)%	(22)	17,680	(100.1)%
Operating earnings	59,574	71,408	(16.6)%	128,697	157,996	(18.5)%
Interest expense	20,523	16,685	23.0%	37,837	34,608	9.3%
Earnings before provision for income taxes	39,051	54,723	(28.6)%	90,860	123,388	(26.4)%
Provision for income taxes	9,807	13,862	(29.3)%	23,226	32,190	(27.8)%
Net earnings	$29,244	$40,861	(28.4)%	$67,634	$91,198	(25.8)%

Earnings per share:
Basic	$0.28	$0.38	(26.3)%	$0.64	$0.85	(24.7)%
Diluted	$0.27	$0.37	(27.0)%	$0.63	$0.83	(24.1)%

Weighted average shares:
Basic	104,276	107,453		105,117	107,294
Diluted	107,080	109,706		107,881	109,499

			Basis Point Change			Basis Point Change
Comparison as a percentage of net sales
Consolidated gross margin	51.0%	51.0%	—	50.6%	51.0%	(40)
Selling, general and administrative expenses	44.4%	42.4%	200	43.6%	41.6%	200
Consolidated operating margin	6.6%	7.8%	(120)	7.0%	8.4%	(140)
Effective tax rate	25.1%	25.3%	(20)	25.6%	26.1%	(50)

SALLY BEAUTY HOLDINGS, INC. AND SUBSIDIARIES

Condensed Consolidated Balance Sheets

(In thousands)

(Unaudited)

	March 31, 2024	September 30, 2023
Cash and cash equivalents	$97,174	$123,001
Trade and other accounts receivable	87,561	75,875
Inventory	1,039,752	975,218
Other current assets	55,836	53,903
Total current assets	1,280,323	1,227,997
Property and equipment, net	273,175	297,779
Operating lease assets	562,770	570,657
Goodwill and other intangible assets	588,582	588,252
Other assets	41,692	40,565
Total assets	$2,746,542	$2,725,250

Current maturities of long-term debt	$66,164	$4,173
Accounts payable	289,606	258,884
Accrued liabilities	150,002	163,366
Current operating lease liabilities	137,631	150,479
Income taxes payable	366	2,355
Total current liabilities	643,769	579,257
Long-term debt, including capital leases	978,360	1,065,811
Long-term operating lease liabilities	458,030	455,071
Other liabilities	21,626	23,139
Deferred income tax liabilities, net	93,907	93,224
Total liabilities	2,195,692	2,216,502
Total stockholders’ equity	550,850	508,748
Total liabilities and stockholders’ equity	$2,746,542	$2,725,250

Supplemental Schedules 1

SALLY BEAUTY HOLDINGS, INC. AND SUBSIDIARIES

Segment Information

(In thousands)

(Unaudited)

	Three Months Ended March 31,			Six Months Ended March 31,
	2024	2023	Percentage Change	2024	2023	Percentage Change
Net sales:
Sally Beauty Supply ("SBS")	$513,241	$530,246	(3.2)%	$1,036,479	$1,079,718	(4.0)%
Beauty Systems Group ("BSG")	395,120	388,466	1.7%	803,184	796,049	0.9%
Total net sales	$908,361	$918,712	(1.1)%	$1,839,663	$1,875,767	(1.9)%
Operating earnings:
SBS	$76,820	$92,134	(16.6)%	$154,449	$191,308	(19.3)%
BSG	43,015	37,260	15.4%	87,642	86,907	0.8%
Segment operating earnings	119,835	129,394	(7.4)%	242,091	278,215	(13.0)%
Unallocated expenses (1)	60,198	50,712	18.7%	113,416	102,539	10.6%
Restructuring	63	7,274	(99.1)%	(22)	17,680	(100.1)%
Interest expense	20,523	16,685	23.0%	37,837	34,608	9.3%
Earnings before provision for income taxes	$39,051	$54,723	(28.6)%	$90,860	$123,388	(26.4)%

Segment gross margin:	2024	2023	Basis Point Change	2024	2023	Basis Point Change
SBS	59.9%	59.8%	10	59.3%	59.3%	—
BSG	39.4%	38.9%	50	39.4%	39.7%	(30)
Segment operating margin:
SBS	15.0%	17.4%	(240)	14.9%	17.7%	(280)
BSG	10.9%	9.6%	130	10.9%	10.9%	—
Consolidated operating margin	6.6%	7.8%	(120)	7.0%	8.4%	(140)

(1)
Unallocated expenses, including share-based compensation expense, consist of corporate and shared costs and are included in selling, general and administrative expenses. Additionally, unallocated expenses include costs associated with our Fuel for Growth initiative.

Supplemental Schedules 2

SALLY BEAUTY HOLDINGS, INC. AND SUBSIDIARIES

Non-GAAP Financial Measures Reconciliations

(In thousands, except per share data)

(Unaudited)

	Three Months Ended March 31, 2024
	As Reported (GAAP)	Restructuring (1)	Fuel for Growth and Other (2)	Loss on Debt Extinguishment (3)	As Adjusted (Non-GAAP)
Cost of products sold	$445,289	$—	$—	$—	$445,289
Consolidated gross margin	51.0%				51.0%
Selling, general and administrative expenses	403,435	—	(8,945)	—	394,490
SG&A expenses, as a percentage of sales	44.4%				43.4%
Operating earnings	59,574	63	8,945	—	68,582
Operating margin	6.6%				7.6%
Interest expense	20,523	—	—	(2,565)	17,958
Earnings before provision for income taxes	39,051	63	8,945	2,565	50,624
Provision for income taxes (4)	9,807	16	2,297	659	12,779
Net earnings	$29,244	$47	$6,648	$1,906	$37,845

Earnings per share:
Basic	$0.28	$0.00	$0.06	$0.02	$0.36
Diluted	$0.27	$0.00	$0.07	$0.02	$0.35

	Three Months Ended March 31, 2023
	As Reported (GAAP)	Restructuring (1)	As Adjusted (Non-GAAP)
Cost of products sold	$450,373	$2,362	$452,735
Consolidated gross margin	51.0%		50.7%
Selling, general and administrative expenses	389,657	—	389,657
SG&A expenses, as a percentage of sales	42.4%		42.4%
Operating earnings	71,408	4,912	76,320
Operating margin	7.8%		8.3%
Interest expense	16,685	—	16,685
Earnings before provision for income taxes	54,723	4,912	59,635
Provision for income taxes (4)	13,862	1,222	15,084
Net earnings	$40,861	$3,690	$44,551

Earnings per share:
Basic	$0.38	$0.03	$0.41
Diluted	$0.37	$0.03	$0.41

(1)
For the three months ended March 31, 2024 and 2023, restructuring represents expenses and adjustments incurred primarily in connection with our Distribution Center Consolidation and Store Optimization Plan, including $2.4 million in cost of products sold related to adjustments to our expected obsolescence reserve in the three months ended March 31, 2023.
(2)
Fuel for Growth and other represents expenses related to consulting services and severance expenses.
(3)
Loss on debt extinguishment relates to the repayment of our 5.625% Senior Notes due 2025, which included a the write-off of unamortized deferred financing costs of $2.0 million, and and overlapping interest, net of interest earned on short-term cash equivalents, in the amount of $0.5 million on such senior notes after February 27, 2024 and until their redemption. These pro-forma adjustments assume the redeemed senior notes were repaid on February 27, 2024 at the time of closing on our 6.75% Senior Notes due 2032.
(4)
The provision for income taxes was calculated using the applicable tax rates for each country, while excluding the tax benefits for countries where the tax benefit is not currently deemed probable of being realized.

Supplemental Schedules 3

SALLY BEAUTY HOLDINGS, INC. AND SUBSIDIARIES

Non-GAAP Financial Measures Reconciliations, Continued

(In thousands, except per share data)

(Unaudited)

	Six Months Ended March 31, 2024
	As Reported (GAAP)	Restructuring (1)	Fuel for Growth and Other (2)	Loss on Debt Extinguishment (3)	As Adjusted (Non-GAAP)
Cost of products sold	$909,415	$—	$—	$—	$909,415
Consolidated gross margin	50.6%				50.6%
Selling, general and administrative expenses	801,573	—	(13,826)	—	787,747
SG&A expenses, as a percentage of sales	43.6%				42.8%
Operating earnings	128,697	(22)	13,826	—	142,501
Operating margin	7.0%				7.7%
Interest expense	37,837	—	—	(2,565)	35,272
Earnings before provision for income taxes	90,860	(22)	13,826	2,565	107,229
Provision for income taxes (5)	23,226	(5)	3,552	659	27,432
Net earnings	$67,634	$(17)	$10,274	$1,906	$79,797

Earnings per share:
Basic	$0.64	$(0.00)	$0.10	$0.02	$0.76
Diluted	$0.63	$(0.00)	$0.10	$0.02	$0.74

	Six Months Ended March 31, 2023
	As Reported (GAAP)	Restructuring and Other (1)	COVID-19 (4)	As Adjusted (Non-GAAP)
Cost of products sold	$918,854	$5,043	$—	$923,897
Consolidated gross margin	51.0%			50.7%
Selling, general and administrative expenses	781,237	—	(1,052)	780,185
SG&A expenses, as a percentage of sales	41.6%			41.6%
Operating earnings	157,996	12,637	1,052	171,685
Operating margin	8.4%			9.2%
Interest expense	34,608	—	—	34,608
Earnings before provision for income taxes	123,388	12,637	1,052	137,077
Provision for income taxes (5)	32,190	3,198	270	35,658
Net earnings	$91,198	$9,439	$782	$101,419

Earnings per share:
Basic	$0.85	$0.09	$0.01	$0.95
Diluted	$0.83	$0.09	$0.01	$0.93

(1)
For the six months ended March 31, 2024 and 2023, restructuring represents expenses and adjustments incurred primarily in connection with our Distribution Center Consolidation and Store Optimization Plan, including $5.0 million in cost of products sold related to adjustments to our expected obsolescence reserve in the three months ended March 31, 2023.
(2)
Fuel for Growth and other represents expenses related to consulting services and severance expenses.
(3)
Loss on debt extinguishment relates to the repayment of our 5.625% Senior Notes due 2025, which included a the write-off of unamortized deferred financing costs of $2.0 million, and and overlapping interest, net of interest earned on short-term cash equivalents, in the amount of $0.5 million on such senior notes after February 27, 2024 and until their redemption. These pro-forma adjustments assume the redeemed senior notes were repaid on February 27, 2024 at the time of closing on our 6.75% Senior Notes due 2032.
(4)
For the six months ended March 31, 2023, COVID-19 expenses related to use taxes around the donation of personal protection merchandise.
(5)
The provision for income taxes was calculated using the applicable tax rates for each country, while excluding the tax benefits for countries where the tax benefit is not currently deemed probable of being realized.

Supplemental Schedules 4

SALLY BEAUTY HOLDINGS, INC. AND SUBSIDIARIES

Non-GAAP Financial Measures Reconciliations, Continued

(In thousands)

(Unaudited)

	Three Months Ended March 31,			Six Months Ended March 31,
Adjusted EBITDA:	2024	2023	Percentage Change	2024	2023	Percentage Change
Net earnings	$29,244	$40,861	(28.4)%	$67,634	$91,198	(25.8)%
Add:
Depreciation and amortization	26,954	25,062	7.5%	55,017	50,347	9.3%
Interest expense	20,523	16,685	23.0%	37,837	34,608	9.3%
Provision for income taxes	9,807	13,862	(29.3)%	23,226	32,190	(27.8)%
EBITDA (non-GAAP)	86,528	96,470	(10.3)%	183,714	208,343	(11.8)%
Share-based compensation	3,964	3,838	3.3%	9,082	8,973	1.2%
Restructuring	63	4,912	(98.7)%	(22)	12,637	(100.2)%
Fuel for Growth and Other	8,945	—	100.0%	13,826	—	100.0%
COVID-19	—	—	—%	—	1,052	(100.0)%
Adjusted EBITDA (non-GAAP)	$99,500	$105,220	(5.4)%	$206,600	$231,005	(10.6)%

			Basis Point Change			Basis Point Change
Adjusted EBITDA as a percentage of net sales
Adjusted EBITDA margin	11.0%	11.5%	(50)	11.2%	12.3%	(110)

Operating Free Cash Flow:	2024	2023	Percentage Change	2024	2023	Percentage Change
Net cash provided by operating activities	$36,940	$24,697	49.6%	$87,960	$79,648	10.4%
Less:
Payments for property and equipment, net	14,108	17,174	(17.9)%	44,659	42,181	5.9%
Operating free cash flow (non-GAAP)	$22,832	$7,523	203.5%	$43,301	$37,467	15.6%

Supplemental Schedules 5

SALLY BEAUTY HOLDINGS, INC. AND SUBSIDIARIES

Store Count and Comparable Sales

(Unaudited)

	As of March 31,
	2024	2023	Change
Number of stores:
SBS stores	3,134	3,143	(9)
BSG:
Company-operated stores	1,202	1,209	(7)
Franchise stores	132	132	—
Total BSG	1,334	1,341	(7)
Total consolidated	4,468	4,484	(16)
Number of BSG distributor sales consultants (1)	654	675	(21)

(1)
BSG distributor sales consultants (DSC) include 191 and 189 sales consultants employed by our franchisees at March 31, 2024 and 2023, respectively.

	Three Months Ended March 31,			Six Months Ended March 31,
	2024	2023	Basis Point Change	2024	2023	Basis Point Change
Comparable sales growth (decline):
SBS	(4.0)%	9.1%	(1,310)	(3.0)%	5.9%	(890)
BSG	2.0%	1.3%	70	1.3%	(0.2)%	150
Consolidated	(1.5)%	5.7%	(720)	(1.1)%	3.3%	(440)

Our comparable sales include sales from stores that have been operating for 14 months or longer as of the last day of a month and e-commerce revenue. Additionally, our comparable sales include sales to franchisees and full service sales. Our comparable sales excludes the effect of changes in foreign exchange rates and sales from stores relocated until 14 months after the relocation. Revenue from acquisitions are excluded from our comparable sales calculation until 14 months after the acquisition.